SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act

January 3, 2011

Date of Report

 (Date of earliest event reported)

GeNOsys, INC.

 (Exact name of registrant as specified in its charter)

Utah	000-49817	87-0671592
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

86 N. University Ave., Suite 400

Provo, Utah 84601

(Address of Principal Executive Offices)

(801) 623-4751

(Registrant's Telephone Number)

N/A

(Former Name or Former Address if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2011, the Board of Directors of GeNOsys, Inc. (the “Company”) appointed Gordon D. Barker and Keith L. Merrell as directors of the Company.  Both will serve until the 2011 Annual Meeting of Shareholders and until their successor is duly elected and qualified.  Mr. Merrell has served as our Chief Financial Officer and will continue in that position.  Neither Mr. Barker or Mr. Merrell have been appointed to any committees of the Board of Directors.

There is no arrangement or understanding between either Mr. Barker or Mr. Merrell and any other person pursuant to which either was selected to serve as a director of the Company; neither has a family relationship with any director, executive officer or person nominated as such of the Company.

Since the beginning of the Company’s last fiscal year, there was no transaction or series of similar transactions, nor is there any currently proposed transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which Mr. Barker or Mr. Merrell, or members of their immediate family, had or will have a direct or indirect material interest.

On January 11, 2011, the Company issued a press release announcing the appointment of Mr. Barker and Mr. Merrell to the Company’s Board of Directors, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by this reference

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1

Press Release dated January 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

GeNOsys, INC.

Date: 1/11/2011

By/s/John W. R. Miller

President and director